Letter of Commitment

Kiwa Bio-Tech Products Group Corporation (the “Company”) is experiencing difficulties in its operations. Management is determined to maintain its operation and remedy the Company’s poor operating results. I, as the Chairman of the Board of Directors and one of the shareholders of the Company have been providing financing resources to the Company without any interests. As a key member of the management, I am committed to provide funds that is necessary for the Company to maintain its daily operation in the coming 12 months.

/s/ Wei Li
Wei Li
December 31, 2010